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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                             (AMENDMENT NO.         )*
                                           ---------


                            BREAKAWAY SOLUTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   106372 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 OCTOBER 5, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    /   /    Rule 13d-1(b)
    /   /    Rule 13d-1(c)
    / X /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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-------------------------                                ----------------------
CUSIP NO.  106372 10 5          SCHEDULE 13G             PAGE   1  OF  4 PAGES
-------------------------                                ----------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    FRANK SELLDORFF
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) /  /
    NOT APPLICABLE                                                    (b) /  /
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES OF AMERICA

--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

      NUMBER OF           3,097,200
       SHARES          ---------------------------------------------------------
    BENEFICIALLY       6  SHARED VOTING POWER
     OWNED BY
       EACH               0
     REPORTING         ---------------------------------------------------------
      PERSON           7  SOLE DISPOSITIVE POWER

                          3,097,200
                       ---------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,097,200

--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)                                                   /  /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    17.2%

--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    IN

--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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-------------------------                                ----------------------
CUSIP NO.  106372 10 5          SCHEDULE 13G             PAGE   2  OF  4 PAGES
-------------------------                                ----------------------


--------------------------------------------------------------------------------
ITEM 1(a).    NAME OF ISSUER:

              BREAKAWAY SOLUTIONS, INC.

--------------------------------------------------------------------------------
ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              50 ROWES WHARF, 6TH FLOOR, BOSTON, MASSACHUSETTS  02110
--------------------------------------------------------------------------------
ITEM 2(a).    NAME OF PERSON FILING:

              FRANK SELLDORFF
--------------------------------------------------------------------------------
ITEM 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

              REACH INTERNET INCUBATOR, LLP, 1 INTERNATIONAL PLACE, 7TH FLOOR, BOSTON, MASSCHUSETTS 02110
--------------------------------------------------------------------------------
ITEM 2(c).    CITIZENSHIP:

              UNITED STATES OF AMERICA
--------------------------------------------------------------------------------
ITEM 2(d).    TITLE OF CLASS OF SECURITIES:

              COMMON STOCK
--------------------------------------------------------------------------------
ITEM 2(e).    CUSIP NUMBER:

              106372 10 5
--------------------------------------------------------------------------------
ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A: NOT APPLICABLE.

              (a) / / Broker or Dealer registered under Section 15 of the Exchange Act.

              (b) / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

              (c) / / Insurance Company as defined in Section 3(a)(19) of the Exchange Act.

              (d) / / Investment company registered under Section 8 of the Investment Company Act of 1940.

              (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

              (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

              (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

              (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

              (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

              (j) / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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-------------------------                                ----------------------
CUSIP NO.  106372 10 5          SCHEDULE 13G             PAGE   3  OF  4 PAGES
-------------------------                                ----------------------


--------------------------------------------------------------------------------
ITEM 4.       OWNERSHIP

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

              (a)  Amount beneficially owned:            3,097,200
                                                --------------------------------
              (b)  Percent of Class:       17.2%
                                    -----------------------------------------

              (c)  Number of shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote   3,097,200
                                                                   -------------
                   (ii)  Shared power to vote or to direct the vote   0
                                                                   -------------
                   (iii) Sole power to dispose or direct the
                         disposition of                             3,097,200
                                                                    ------------
                   (iv)  Shared power to dispose or direct the
                         disposition of                               0
                                                                    ------------
--------------------------------------------------------------------------------
ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. NOT APPLICABLE.
--------------------------------------------------------------------------------
ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
              PERSON.

              NOT APPLICABLE.
--------------------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              NOT APPLICABLE.
--------------------------------------------------------------------------------
ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              NOT APPLICABLE.
--------------------------------------------------------------------------------
ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              NOT APPLICABLE.
--------------------------------------------------------------------------------
ITEM 10.      CERTIFICATIONS.

              NOT APPLICABLE.
--------------------------------------------------------------------------------

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-------------------------                                ----------------------
CUSIP NO.  106372 10 5          SCHEDULE 13G             PAGE   4  OF  4 PAGES
-------------------------                                ----------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               2/14/00
                                  -----------------------------------
                                                (DATE)

                                         /S/ FRANK SELLDORFF
                                  -----------------------------------
                                             (SIGNATURE)

                                           FRANK SELLDORFF
                                  -----------------------------------
                                             (NAME/TITLE)